Exhibit 10.15

April 18, 2018

Nicholas Tomashot

Gilbert, AZ 85233

Dear Nick:

It is my pleasure to extend this offer of employment to you for the position of Chief Financial Officer of Lazydays Holdings, Inc. (the “Company”). Subject to satisfaction of the contingencies set forth below, we anticipate that you will start with the Company on or about May 7, 2018.

1.	Position. Your title will be Chief Financial Officer and you will report to me. This is a full-time position. While you are employed by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would, or could be perceived to, create a conflict of interest with the Company. By signing this letter, you confirm that you have no contractual commitments or other legal obligations or restrictions that could prohibit you from performing your duties to the Company.

2.	Place of Business. The primary place for performance of your duties and responsibilities will be at the Company’s headquarters in Seffner, Florida; provided however, that you may be required to travel on Company business from time to time.

3.	Cash Compensation. The Company will pay you a starting base salary at the rate of $325,000 per year, payable in accordance with the Company’s standard payroll schedule. Your compensation and performance will be reviewed by the Company annually.

4.	Bonus Potential. In addition to your annual base salary, you will be considered for an incentive bonus for each fiscal year of the Company. This bonus (if any) will be awarded based on objective and/or subjective criteria established by me and approved by the Company’s Board of Directors. Your target bonus will be equal to 75% of your annual base salary (with the potential to earn up to 150% of your target bonus). Any bonus for a fiscal year will be paid within 30 days after the Company receives audited financial statements for the fiscal year, but only if you are still employed by the Company at the time of payment.

5.	Equity Incentive. The Company will grant you an option to purchase all or any part of the aggregate of the number of shares of Common Stock set forth in the Option Award Agreement.

Nicholas Tomashot Page 2 of 4

6.	Relocation Allowance. It is expected that you will relocate your permanent residence to the Tampa area within 6 months of your start date. In consideration thereof, and to provide you with an allowance to cover expenses incurred in commuting to Tampa, for temporary lodging expenses in Tampa, and for your other relocation expenses, the Company will provide you with a lump-sum relocation payment in the amount of $100,000 following your start date (the “Relocation Allowance”). If either (i) you resign from the Company or (ii) you are terminated by the Company for cause within two years of your start date, you will be required to, and agree that, you will repay the remaining pro-rated balance of the Relocation Allowance to the Company.

7.	Employee Benefits and Vacation. As a regular employee of the Company, you will be eligible to participate in several Company-sponsored benefits. In addition, you will be eligible to take four (4) weeks of paid vacation per year (vacation for calendar year 2018 shall be prorated based on the number of days that you are employed by the Company during 2018). Unused and accrued vacation does not roll over to the next calendar year. Further information regarding the Company’s benefits will be provided to you upon your acceptance of this offer.

8.	Severance Benefits. If your employment is terminated by the Company without cause, then you shall be eligible to receive as severance salary continuation at the rate of your annual base salary in effect prior to the date of termination for a period of twelve (12) months. In addition, in the event that your employment is terminated by the Company without cause in connection with a change of control (as determined by the Company’s Board of Directors), you shall be eligible to receive a pro-rated bonus (pro-rated based on the number of days you were employed in the year of your termination) in an amount to be determined by the Company’s Board of Directors after taking into account achievement by you and/or the Company toward the applicable annual bonus criteria approved by the Board of Directors. Payment of such severance shall be conditioned on your timely execution of a general waiver and release of claims in the Company’s customary form (and passage of any applicable revocation period), and your continued compliance with any post-termination obligations to the Company.

9.	Employment Relationship. Your employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10.	Termination. The Company reserves the right to terminate the employment of any employee for just cause at any time without notice and without payment in lieu of notice. The Company will be entitled to terminate your employment for any reason other than for just cause, upon providing to you such minimum notice as required by law, if any.

11.	Confidential Information. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard confidentiality agreement and/or acknowledge your receipt and agreement to the policies set forth in the Company’s employee handbook. Similarly, we expect that you will keep the terms of this letter strictly confidential and will not share its contents with anyone (other than your family and professional advisors).

Nicholas Tomashot Page 3 of 4

12.	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

13.	Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

14.	Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

15.	Contingencies. This offer of employment is contingent upon successfully passing pre-employment drug testing, a criminal background check, and/or a general reference check. We will contact you to coordinate such testing and/or to advise you that such checks have been completed. At that time, assuming successful completion of this process, we can determine the exact date when your employment will begin.

Nicholas Tomashot Page 4 of 4

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement on or before April 20, 2018. Upon your acceptance of this employment offer, you will be provided with the necessary paperwork and instructions. Nick, we look forward to you joining the Lazydays team.

Sincerely,

/s/ William P. Murnane
William P. Murnane
Chairman & CEO
Lazydays Holdings, Inc.

If this offer is acceptable to you, we ask that you sign and return the original. Please keep a duplicate copy for your records.

Signed and Agreed to this 18th day of April, 2018:

/s/ Nicholas Tomashot
Nicholas Tomashot